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                                                                      EXHIBIT 11
                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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                                                                 THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                        SEPTEMBER 30,
                                                              2000              1999              2000               1999
                                                          -------------     -------------     -------------     -------------
Basic:
   Weighted average number of shares outstanding                146,062           114,382           143,660           106,887
                                                          -------------     -------------     -------------     -------------

   Net income                                             $      38,707     $       4,741     $      82,444     $      20,003
                                                          -------------     -------------     -------------     -------------

   Earnings per share                                     $         .26     $         .04     $         .57     $         .19
                                                          -------------     -------------     -------------     -------------

Diluted:
   Weighted average number of shares outstanding                146,062           114,382           143,660           106,887
   Net effect of dilutive stock options and warrants-
      based on the treasury stock method using
      average market price                                        7,475             8,717             8,051             8,717

   Assumed conversion of zero coupon convertible
      senior debentures                                           8,859                --                --                --
                                                          -------------     -------------     -------------     -------------

   Total                                                        162,396           123,099           151,711           115,604
                                                          -------------     -------------     -------------     -------------

   Net income                                             $      38,707     $       4,741     $      82,444     $      20,003
   Add zero coupon convertible senior debentures
      interest expense, net of tax effect
                                                                  1,972                --                --                --
                                                          -------------     -------------     -------------     -------------

   Adjusted Net Income                                    $      40,679     $       4,741     $      82,444     $      20,003
                                                          -------------     -------------     -------------     -------------

   Earnings per share                                     $         .25     $         .04     $         .54     $         .17
                                                          -------------     -------------     -------------     -------------
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